Issuer Free Writing Prospectus filed pursuant to Rule 433

supplementing the Preliminary Prospectus Supplement dated

October 7, 2015 and the Prospectus dated August 31, 2015

Registration No. 333-206678

Terms Applicable to the Notes

Issuer:	General Motors Financial Company, Inc.

Guarantor:	AmeriCredit Financial Services, Inc.

Trade Date:	October 7, 2015

Settlement Date:	October 13, 2015 (T+3)

Form of Offering:	SEC Registered (Registration No. 333-206678)

Terms applicable to 3.100% Senior Notes due 2019

Aggregate Principal Amount:	$1,500,000,000

Final Maturity Date:	January 15, 2019

Public Offering Price:	99.954%, plus accrued and unpaid interest, if any, from October 13, 2015

Benchmark Treasury:	1.000% due September 15, 2018

Benchmark Treasury Yield:	0.916%

Spread to Benchmark Treasury:	T+220 bps

Coupon:	3.100%

Yield to Maturity:	3.116%

Interest Payment Dates:	January 15 and July 15, commencing on January 15, 2016

Day Count Convention:	30 / 360

Optional Redemption:	Make-whole call at T+ 35 bps

CUSIP / ISIN:	37045X BB1 / US 37045XBB10

Joint Book-Running Managers:	Deutsche Bank Securities Inc. J.P. Morgan Securities LLC Lloyds Securities Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated Société Générale

Co-Managers:	BNY Mellon Capital Markets, LLC Itau BBA USA Securities, Inc. Santander Investment Securities Inc. C.L. King & Associates, Inc. Great Pacific Securities Siebert Brandford Shank & Co., L.L.C.

Terms applicable to Floating Rate Senior Notes due 2019

Aggregate Principal Amount:	$250,000,000

Final Maturity Date:	January 15, 2019

Public Offering Price:	100%, plus accrued and unpaid interest, if any, from October 13, 2015

Interest Rate:	Three-month LIBOR

Spread to LIBOR:	+206 bps

Interest Payment Dates:	January 15, April 15, July 15 and October 15, commencing on January 15, 2016

Interest Rate:	Three-month LIBOR, determined as of two London business days prior to the settlement date or the relevant interest reset date, as applicable, plus 2.06% per annum

Interest Reset Dates:	Quarterly on January 15, April 15, July 15 and October 15, commencing on January 15, 2016

Day Count Convention:	Actual / 360

Regular Record Dates:	15 calendar days prior to each interest payment date

Calculation Agent:	Wells Fargo Bank, National Association

CUSIP / ISIN:	37045X BA3 / US37045XBA37

Joint Book-Running Managers:	Deutsche Bank Securities Inc. J.P. Morgan Securities LLC Lloyds Securities Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated Société Générale

Co-Managers:	BNY Mellon Capital Markets, LLC Itau BBA USA Securities, Inc. Santander Investment Securities Inc. C.L. King & Associates, Inc. Great Pacific Securities Siebert Brandford Shank & Co., L.L.C.

The Issuer has filed a registration statement (including a preliminary prospectus supplement and an accompanying prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents that the Issuer has filed with the SEC, including the preliminary prospectus supplement, for more complete information about the Issuer and this offering. You may get these documents for free by visiting the SEC website at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the preliminary prospectus supplement and the accompanying prospectus if you request it by contacting: Deutsche Bank Securities Inc., Attention: Prospectus Group, 60 Wall Street, New York, NY 10005-2836, telephone: +1(800) 503-4611, email: prospectus.CPDG@db.com; BofA Merrill Lynch, Attention: Prospectus Dept., 222 Broadway, New York, NY 10038, email: dg.prospectus_request@baml.com; J.P. Morgan Securities LLC, Attention: High Grade Syndicate Desk, telephone: +1(212) 834-4533; Lloyds Securities, Inc., Attention: Fixed Income, 1095 Avenue of the Americas, New York, NY 10036, telephone: +1(212) 827 3117, email: NALSIOperations@lbusa.com; SG Americas Securities, LLC, 245 Park Avenue, New York, NY 10167, telephone: +1(212) 278-6964, toll-free: +1(855) 881-2108.